Exhibit 99.1

For Immediate Release

ABBOTT REPORTS 17.5 PERCENT SALES INCREASE
IN THE SECOND QUARTER

—  Reports Strong Double-Digit Sales Growth in Both
Medical Products and Pharmaceuticals  —

ABBOTT PARK, Ill., July 13, 2005 — Abbott today announced financial results for the second quarter ended June 30, 2005.

•                  Worldwide sales were $5.524 billion, up 17.5 percent from $4.703 billion in the second quarter of 2004. Total sales were favorably impacted 2.3 percent due to the effect of exchange rates.

•                  Abbott’s diluted earnings per share from Continuing Operations increased 7.4 percent to $0.58, excluding one-time charges — within the company’s previous guidance of $0.56 to $0.58. Diluted earnings per share from Continuing Operations under U.S. Generally Accepted Accounting Principles (GAAP) increased to $0.56 from $0.40 in 2004. For an explanation of one-time charges, see Q&A Answer 4.

•                  Pharmaceutical Products Group sales increased 18.0 percent in the second quarter, led by strong contributions from major branded products, including HUMIRA®, Ultane®/Sevorane®, TriCor®, Omnicef® and Mobic®.

•                  Medical Products Group sales increased 13.6 percent in the second quarter, led by worldwide diagnostics sales growth of 12.9 percent, including 34.3 percent growth in Abbott Diabetes Care.

•                  Abbott initiated actions focused on further reducing costs and improving gross margin. Upon full implementation, actions initiated in 2005 are expected to yield annual pre-tax savings in excess of $200 million, the majority of which will benefit gross margin. See Q&A Answer 3.

“Abbott achieved another strong quarter of double-digit growth in both medical products and pharmaceuticals,” said Miles D. White, chairman and chief executive officer, Abbott. “We’re particularly pleased with the strength of our global diagnostics business, where Abbott Diabetes Care continues to perform well and where we’re winning new long-term diagnostics contracts with major customer groups in the United States and internationally.”

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The following is a summary of second-quarter 2005 sales for each of Abbott’s major operating divisions and its 50 percent-owned joint venture, TAP Pharmaceutical Products Inc.

Sales Summary – Quarter Ended 6/30/05

	2Q05	Percent Change vs. 2Q04	Impact of Exchange on Percent Change
	($ millions)

Total Sales	$5,524	17.5	2.3

Total U.S. Sales	$3,018	16.4	—

Total International Sales (including direct exports from U.S.)	$2,506	18.8	5.2

U.S. Pharmaceutical Sales	$1,933	17.6	—

TAP Pharmaceutical Products Sales* (not consolidated in Abbott’s sales)	$841	(7.4)	—

Ross Products Sales	$589	13.3	—

Worldwide Diagnostics Sales	$957	12.9	3.8

U.S. Diagnostics	$315	8.6	—

International Diagnostics	$642	15.1	5.8

International Division Sales	$1,769	16.3	5.1

International Pharmaceuticals	$1,343	16.8	5.6

International Nutritionals	$426	14.9	3.4

Note:  See “Consolidated Statement of Earnings” for more information.

* Sales for TAP Pharmaceutical Products Inc., Abbott’s joint venture with Takeda Pharmaceutical Company Ltd. of Osaka, Japan. While sales from the joint venture are not consolidated in Abbott’s net sales, Abbott’s portion of TAP’s net income is included in a separate income line on the “Consolidated Statement of Earnings.”

The following is a summary of first-half 2005 sales for each of Abbott’s major operating divisions and its 50 percent-owned joint venture, TAP Pharmaceutical Products Inc.

Sales Summary – First Half Ended 6/30/05

	1H05	Percent Change vs. 1H04	Impact of Exchange on Percent Change
	($ millions)

Total Sales	$10,906	16.7	2.5

Total U.S. Sales	$5,980	15.4	—

Total International Sales (including direct exports from U.S.)	$4,926	18.3	5.6

U.S. Pharmaceutical Sales	$3,803	18.7	—

TAP Pharmaceutical Products Sales* (not consolidated in Abbott’s sales)	$1,602	(9.4)	—

Ross Products Sales	$1,266	6.8	—

Worldwide Diagnostics Sales	$1,844	14.8	4.0

U.S. Diagnostics	$623	17.4	—

International Diagnostics	$1,221	13.5	6.0

International Division Sales	$3,521	16.4	5.4

International Pharmaceuticals	$2,634	17.2	5.9

International Nutritionals	$887	14.0	4.0

Note:  See “Consolidated Statement of Earnings” for more information.

* Sales for TAP Pharmaceutical Products Inc., Abbott’s joint venture with Takeda Pharmaceutical Company Ltd. of Osaka, Japan. While sales from the joint venture are not consolidated in Abbott’s net sales, Abbott’s portion of TAP’s net income is included in a separate income line on the “Consolidated Statement of Earnings.”

The following is a summary of Abbott’s second-quarter 2005 sales for selected products.

Quarter Ended 6/30/05
(dollars in millions)

	U.S. Sales	Percent Change vs. 2Q04	Rest of World	Percent Change vs. 2Q04		Global Sales	Percent Change vs. 2Q04

Pharmaceutical Products
Mobic	$322	204.4	—	—		$322	204.4
HUMIRA	$190	37.8	$131	102.0		$321	58.4
Depakote	$252	3.8	$15	12.4		$267	4.2
Biaxin (clarithromycin)*	$59	(29.8)	$195	13.3	(a)	$254	(0.8)
Kaletra	$96	(4.6)	$140	2.8	(b)	$236	(0.4)
Ultane/Sevorane	$85	29.0	$141	11.9	(c)	$226	17.7
TriCor	$219	22.9	—	—		$219	22.9
Synthroid	$113	(36.1)	$14	(9.7)		$127	(34.0)
Omnicef*	$85	62.8	—	—		$85	62.8
Leuprolide	—	—	$57	17.2	(d)	$57	17.2
Lansoprazole	—	—	$37	5.7	(e)	$37	5.7

Medical Products
Adult Nutritionals	$277	31.2	$191	17.3	(f)	$468	25.2
Pediatric Nutritionals	$275	(0.7)	$177	17.7		$452	5.8
Abbott Diabetes Care	$126	28.0	$138	40.7		$264	34.3
Abbott Vascular Devices	$32	10.1	$29	25.9		$61	17.0

TAP Pharmaceutical Products (not consolidated in Abbott’s sales)
Prevacid	$667	(8.4)	—	—		$667	(8.4)
Lupron	$174	(3.4)	—	—		$174	(3.4)

*  Abbott’s global anti-infectives franchise, which includes Biaxin (clarithromycin) and Omnicef, grew 10.0 percent.

(a)  Without the positive impact of exchange of 5.4 percent, clarithromycin sales increased 7.9 percent internationally.

(b)  Without the positive impact of exchange of 4.9 percent, Kaletra sales decreased 2.1 percent internationally.

(c)  Without the positive impact of exchange of 5.5 percent, Sevorane sales increased 6.4 percent internationally.

(d)  Without the positive impact of exchange of 6.6 percent, leuprolide sales increased 10.6 percent internationally.

(e)  Without the positive impact of exchange of 6.6 percent, lansoprazole sales decreased 0.9 percent internationally.

(f)  Without the positive impact of exchange of 4.6 percent, Adult Nutritionals sales increased 12.7 percent internationally.

The following is a summary of Abbott’s first-half 2005 sales for selected products.

First Half Ended 6/30/05
(dollars in millions)

	U.S. Sales	Percent Change vs. 1H04	Rest of World	Percent Change vs. 1H04		Global Sales	Percent Change vs. 1H04

Pharmaceutical Products
Mobic	$615	195.2	—	—		$615	195.2
Biaxin (clarithromycin)*	$173	(4.6)	$434	9.9	(a)	$607	5.3
HUMIRA	$353	47.7	$250	122.5		$603	71.5
Depakote	$456	7.2	$27	16.3		$483	7.7
Kaletra	$190	0.9	$284	19.3	(b)	$474	11.2
Ultane/Sevorane	$160	23.4	$263	13.2	(c)	$423	16.8
TriCor	$390	13.3	—	—		$390	13.3
Synthroid	$237	(30.9)	$26	(1.7)		$263	(28.7)
Omnicef*	$220	76.9	—	—		$220	76.9
Leuprolide	—	—	$110	18.1	(d)	$110	18.1
Lansoprazole	—	—	$73	9.7	(e)	$73	9.7

Medical Products
Adult Nutritionals	$528	24.4	$361	15.0	(f)	$889	20.4
Pediatric Nutritionals	$552	(3.6)	$329	15.3		$881	2.7
Abbott Diabetes Care	$251	66.3	$260	38.6		$511	50.9
Abbott Vascular Devices	$61	3.8	$55	17.9		$116	10.0

TAP Pharmaceutical Products (not consolidated in Abbott’s sales)
Prevacid	$1,256	(10.7)	—	—		$1,256	(10.7)
Lupron	$346	(4.4)	—	—		$346	(4.4)

*  Abbott’s global anti-infectives franchise, which includes Biaxin (clarithromycin) and Omnicef, grew 18.1 percent.

(a)  Without the positive impact of exchange of 5.9 percent, clarithromycin sales increased 4.0 percent internationally.

(b)  Without the positive impact of exchange of 5.8 percent, Kaletra sales increased 13.5 percent internationally.

(c)  Without the positive impact of exchange of 5.8 percent, Sevorane sales increased 7.4 percent internationally.

(d)  Without the positive impact of exchange of 6.8 percent, leuprolide sales increased 11.3 percent internationally.

(e)  Without the positive impact of exchange of 6.5 percent, lansoprazole sales increased 3.2 percent internationally.

(f)  Without the positive impact of exchange of 4.9 percent, Adult Nutritionals sales increased 10.1 percent internationally.

Medical Products Group Highlights

•                  In the second quarter, Abbott introduced an automated, high-volume hematology instrument called CELL-DYN Sapphire™ in several major international markets in Europe, Latin America and the Asia Pacific region. Abbott also submitted a 510(k) Premarket Notification with the U.S. Food and Drug Administration (FDA) seeking clearance to market the CELL-DYN Sapphire analyzer.

•                  Abbott and Celera Diagnostics announced that Abbott has received CE Mark certification for a real-time PCR (polymerase chain reaction) test for monitoring HIV-1 viral load in patients. Real-time PCR allows the presence of the targeted viral gene sequence to be accurately and rapidly detected, increasing productivity and helping to reduce human error, resulting in consistent and reproducible results. Also this quarter, Abbott launched its real-time PCR system, the Abbott m2000™, which utilizes software that is specifically designed to be user-friendly with results that are automatically calculated and highly reliable.

•                  Abbott entered into an agreement with PGP Corporation for laboratory management software. The software, which Abbott plans to introduce under the Accelerator™ Decision Manager brand name, enhances test processing and results reporting capabilities in the diagnostic laboratory, enabling a better flow of patient test data.

Pharmaceutical Products Group Highlights

•                  On June 27, 2005, the European Medicines Agency (EMEA) issued a positive opinion recommending approval of HUMIRA® (adalimumab) for the first-line treatment of moderate to severe early rheumatoid arthritis, as well as psoriatic arthritis. The European Commission is expected to issue an authorization decision regarding the marketing of HUMIRA in European Union countries at the end of September.

•                  On May 27, 2005, the FDA approved Zemplar® (paricalcitol) Capsules for the treatment and prevention of secondary hyperparathyroidism (SHPT) in patients with Stage 3 and Stage 4 (pre-dialysis) chronic kidney disease. Zemplar Capsules is the first therapy approved for the prevention and treatment of SHPT in this patient population.

•                  In the second quarter, Abbott received FDA approval for once-daily Kaletra® (lopinavir/ritonavir), offering patients improved dosing convenience. In addition, Abbott submitted a supplemental New Drug Application to the FDA for the approval of a new, more convenient formulation of Kaletra to allow patients to take fewer tablets per dose as part of their treatment regimen. This formulation will not require refrigeration.

•                  Abbott received permission from the FDA to initiate an expanded access program for Xinlay® (atrasentan) for men with metastatic, hormone-refractory prostate cancer. Xinlay is currently under FDA review and will be discussed at the Oncologic Drugs Advisory Committee (ODAC) meeting this September.

Abbott confirms earnings-per-share guidance for the full-year 2005 and issues earnings-per-share guidance for the third-quarter 2005

Abbott’s earnings-per-share guidance for 2005 remains unchanged at $2.47 to $2.53, excluding one-time charges. For the first time, Abbott is announcing earnings-per-share guidance of $0.56 to $0.58 for the third-quarter 2005, excluding one-time charges and including forecasted double-digit increases in R&D and SG&A investment, as well as double-digit sales growth. See Q&A Answer 10 for additional detail.

Abbott expects one-time charges of approximately $0.23 per share for the full-year 2005. These charges relate to the tax expense associated with Abbott’s decision in the first quarter to repatriate foreign earnings in connection with the American Jobs Creation Act of 2004, as well as actions related to the company’s cost reduction and gross margin improvement initiatives and the residual impact of previously announced 2004 acquisitions. In the first half of 2005, Abbott recorded $0.07 of these charges. Approximately $0.14 of the remaining charges are projected to occur in the third quarter and $0.02 are projected to occur in the fourth quarter. Including the one-time charges, projected earnings per share under U.S. Generally Accepted Accounting Principles (GAAP) would be $2.24 to $2.30 for the full-year 2005 and $0.42 to $0.44 for the third quarter. Guidance for 2005 does not include the effect of any potential future decision to repatriate additional foreign earnings under the American Jobs Creation Act of 2004.

Abbott declares quarterly dividend

On June 10, 2005, the board of directors of Abbott declared the company’s quarterly common dividend of 27.5 cents per share. The cash dividend is payable August 15, 2005, to shareholders of record at the close of business on July 15, 2005. This marks the 326th consecutive dividend paid by Abbott since 1924.

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs more than 60,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live second quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 9 a.m. Central time today. An archived edition of the call will be available after noon Central time.

Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Exhibit 99.1 of our Securities and Exchange Commission Form 10-Q for the period ended March 31, 2005, and are incorporated by reference. We undertake no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Media Contacts:	Financial Analyst Contacts:

Melissa Brotz

John Thomas

(847) 935-3456	(847) 938-2655

Jonathon Hamilton

Larry Peepo

(847) 935-8646	(847) 935-6722

Tina Ventura
(847) 935-9390

Abbott Laboratories and Subsidiaries
Consolidated Statement of Earnings
Second Quarter Ended June 30, 2005 and 2004
(unaudited)

	2005	2004	Percent Change

Net Sales	$5,523,800,000	$4,703,049,000	17.5
Cost of products sold	2,631,835,000	2,068,722,000	27.2
Research & development	445,258,000	436,510,000	2.0
Acquired in-process research and development	—	164,006,000	(100.0)
Selling, general & administrative	1,351,792,000	1,237,353,000	9.2
Total Operating Cost and Expenses	4,428,885,000	3,906,591,000	13.4

Operating earnings	1,094,915,000	796,458,000	37.5

Net interest expense	43,244,000	34,896,000	23.9
Net foreign exchange (gain) loss	9,568,000	16,149,000	(40.8)
(Income) from TAP Pharmaceutical Products Inc. joint venture	(107,153,000)	(120,231,000)	(10.9)
Other (income) expense, net	2,786,000	(10,028,000)	(127.8)
Earnings from Continuing Operations before taxes	1,146,470,000	875,672,000	30.9
Taxes on earnings from Continuing Operations	269,418,000	240,794,000	11.9

Earnings from Continuing Operations	877,052,000	634,878,000	38.1
Earnings (loss) from Discontinued Operations, net of taxes (Hospira)	—	(620,000)	(100.0)

Net Earnings (U.S. GAAP)	$877,052,000	$634,258,000	38.3

Earnings from Continuing Operations Excluding One-Time Charges, as described below	$909,097,000	$854,491,000	6.4 (1)

Diluted Earnings Per Common Share from Continuing Operations (U.S. GAAP)	$0.56	$0.40	40.0

Diluted Earnings Per Common Share from Discontinued Operations (Hospira) (U.S. GAAP)	—	—	—

Diluted Earnings Per Common Share (U.S. GAAP)	$0.56	$0.40	40.0

Diluted Earnings Per Common Share from Continuing Operations Excluding One-Time Charges, as described below	$0.58	$0.54	7.4 (1)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options	1,568,906,000	1,570,486,000

(1) 2005 Earnings from Continuing Operations Excluding One-Time Charges excludes after-tax charges of $32 million, or $0.02 per share, primarily related to cost reduction and gross margin improvement initiatives, as well as the integration of previously announced 2004 acquisitions. 2005 also includes a reduction in the tax expense attributable to the American Jobs Creation Act. 2004 Earnings from Continuing Operations Excluding One-Time Charges excludes after-tax charges of $152 million or $0.10 per share for acquired in-process R&D primarily related to the TheraSense acquisition; and $68 million or $0.04 per share relating to acquisition-related charges, primarily TheraSense integration charges as well as charges relating to the spinoff of Hospira.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

Abbott Laboratories and Subsidiaries
Consolidated Statement of Earnings
First Half Ended June 30, 2005 and 2004
(unaudited)

	2005	2004	Percent Change

Net Sales	$10,906,479,000	$9,343,904,000	16.7
Cost of products sold	5,154,366,000	4,142,144,000	24.4
Research & development	881,914,000	841,088,000	4.9
Acquired in-process research and development	—	223,906,000	(100.0)
Selling, general & administrative	2,639,413,000	2,390,168,000	10.4
Total Operating Cost and Expenses	8,675,693,000	7,597,306,000	14.2

Operating earnings	2,230,786,000	1,746,598,000	27.7

Net interest expense	85,514,000	70,337,000	21.6
Net foreign exchange (gain) loss	6,522,000	20,626,000	(68.4)
(Income) from TAP Pharmaceutical Products Inc. joint venture	(189,998,000)	(221,904,000)	(14.4)
Other (income) expense, net	4,422,000	(26,359,000)	(116.8)
Earnings from Continuing Operations before taxes	2,324,326,000	1,903,898,000	22.1
Taxes on earnings from Continuing Operations	609,386,000	506,746,000	20.3

Earnings from Continuing Operations	1,714,940,000	1,397,152,000	22.7
Earnings from Discontinued Operations, net of taxes (Hospira)	—	60,015,000	(100.0)

Net Earnings (U.S. GAAP)	$1,714,940,000	$1,457,167,000	17.7

Earnings from Continuing Operations Excluding One-Time Charges, as described below	$1,828,196,000	$1,686,431,000	8.4 (1)

Diluted Earnings Per Common Share from Continuing Operations (U.S. GAAP)	$1.09	$0.89	22.5

Diluted Earnings Per Common Share from Discontinued Operations (Hospira) (U.S. GAAP)	—	0.04	(100.0)

Diluted Earnings Per Common Share (U.S. GAAP)	$1.09	$0.93	17.2

Diluted Earnings Per Common Share from Continuing Operations Excluding One-Time Charges, as described below	$1.16	$1.07	8.4 (1)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options	1,569,755,000	1,571,558,000

(1) 2005 Earnings from Continuing Operations Excluding One-Time Charges excludes $52 million, or $0.03 per share, related to tax expense associated with the repatriation of foreign earnings and after-tax charges of $61 million, or $0.04 per share, primarily related to cost reduction and gross margin improvement initiatives, as well as the integration of previously announced 2004 acquisitions. 2004 Earnings from Continuing Operations Excluding One-Time Charges excludes after-tax charges of $212 million or $0.13 per share for acquired in-process R&D primarily related to the 2004 acquisitions of i-STAT and TheraSense; and $77 million or $0.05 per share relating to acquisition-related charges, primarily TheraSense integration charges of approximately $66 million and charges relating to the spinoff of Hospira of approximately $11 million.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

Questions and Answers

Q1)                            What impacted Pharmaceutical Products Group sales growth for the second quarter?

A1)                            Sales growth in the Pharmaceutical Products Group was driven by strong double-digit growth in both the United States and internationally. U.S. pharmaceutical sales increased more than 17 percent, led by $190 million of U.S. HUMIRA sales, up 38 percent. Abbott continues to forecast 2005 worldwide sales for HUMIRA of more than $1.3 billion. Other products contributing to double-digit growth in the United States included TriCor, Ultane, Omnicef, Flomax and Mobic. Abbott’s global anti-infectives franchise, which includes Biaxin and Omnicef, was up 10 percent in the quarter. U.S. Synthroid sales were $113 million in the quarter, consistent with Abbott’s expectations. After one full year of generic competition, Synthroid brand retention exceeds 60 percent.

Sales from Abbott’s international division increased 16.3 percent during the quarter, including a 5.1 percent favorable impact from exchange. International Pharmaceuticals led this growth (up 16.8 percent), favorably impacted by the continued strength of the international launch of HUMIRA, with sales outside the United States this quarter of $131 million, up 102 percent. In addition, strong international sales of both pediatric and adult nutritionals contributed to growth in the Pharmaceutical Products Group.

Q2)                            What impacted Medical Products Group sales growth for the second quarter?

A2)                            Sales growth of 13.6 percent in the Medical Products Group was positively impacted by Worldwide Diagnostics sales, including Abbott Diabetes Care, which grew 34.3 percent globally. The momentum in Diabetes Care continues as a result of new product launches and strong execution, which has led to continued market share gains. Double-digit sales growth in the Point of Care and Molecular businesses also drove Medical Products Group sales performance.

Ross Nutritionals sales were up more than 13 percent for the quarter led by growth in Adult Nutritionals, including sales from the 2004 acquisition of EAS. Pediatric Nutritionals sales were roughly flat in the United States due in part to a difficult comparison to the prior year, but sales growth improved sequentially from the first quarter of 2005.

Q3)                            What is Abbott doing to reduce costs and improve gross margin?

A3)                            Abbott has identified a number of areas across the company where it can reduce costs and improve gross margin by reducing manufacturing complexity, shifting resources to areas of future growth, and globalizing its supply chain. Abbott is taking these steps in part to provide additional funding for R&D to ensure the company remains competitive for the long term.

In the second quarter, Abbott consolidated certain aspects of its global manufacturing operations and also made selective reductions in staffing. These actions resulted in after-tax one-time charges of $27 million in the second quarter.

In the second half of 2005, we anticipate approval of plans to further realign our global manufacturing operations, which involves some reductions in staffing, including selective Abbott International commercial organizations. These actions are expected to result in one-time after-tax charges in the second half of this year of approximately $215 million. Approximately $200 million of these one-time charges are projected to occur in the third quarter of 2005.

As a result of product re-registration timelines required under manufacturing regulations in a number of countries, this manufacturing realignment will continue into 2006, when approximately $60 million in after-tax one-time charges are expected. The quarterly timing and amount of these one-time charges will be provided at a future date.

Upon full implementation, actions initiated in 2005 are expected to yield annual pre-tax savings in excess of $200 million, the majority of which will benefit gross margin.

Q4)         What one-time charges affected reported results in the quarter?

A4)                            One-time charges impacted second-quarter Earnings from Continuing Operations as follows (dollars in millions, except earnings-per-share data):

	2Q05			2Q04
	Earnings			Earnings
	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS
As reported	$1,146	$877	$0.56	$876	$635	$0.40
Add back one-time charges:
Tax adjustment for repatriation	—	($6)	—	—	—	—
Acquired in-process R&D	—	—	—	$164	$152	$0.10
Integration, cost reduction initiatives, spinoff and other costs	$50	$38	$0.02	$84	$68	$0.04
Excluding one-time charges	$1,196	$909	$0.58	$1,124	$855	$0.54

As a reminder, in the first quarter of 2005, Abbott recorded a $57 million one-time charge for tax expense related to the company’s decision to repatriate approximately $600 million of foreign earnings in connection with the American Jobs Creation Act. Since that time, the U.S. Treasury has issued a Notice that clarifies certain provisions of the American Jobs Creation Act. As a result, Abbott was required to reduce the original tax expense for these repatriated foreign earnings by $6 million this quarter.

The pre-tax impact of the remaining one-time charges by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	2Q05				2Q04
	Cost of Products Sold	R&D	SG&A	Total	Cost of Products Sold	R&D	Acquired IPR&D	SG&A	Total
Acquired in-process R&D	—	—	—	—	—	—	$164	—	$164
Integration, cost reduction initiatives, spinoff and other costs	$28	$4	$18	$50	$52	$4	—	$28	$84
Total	$28	$4	$18	$50	$52	$4	$164	$28	$248

Second-quarter 2005 one-time charges above are primarily related to actions taken to reduce costs and improve gross margin related to Abbott’s manufacturing operations, as discussed in Q&A Answer 3, as well as the residual impact of previously announced 2004 acquisitions. Second-quarter 2004 one-time charges above are related to acquired in-process R&D primarily related to the acquisition of TheraSense, the spinoff of Hospira, as well as acquisition integration related charges.

Q5)                            What drove the increase in the gross margin contribution in the second quarter? What impacted the gross margin ratio?

A5)                            Gross margin before and after one-time charges, is shown below (dollars in millions):

	2Q05			2Q04
	Cost of Products Sold	Gross Margin	Gross Margin %	Cost of Products Sold	Gross Margin	Gross Margin %
As reported	$2,632	$2,892	52.4%	$2,069	$2,634	56.0%
Integration, cost reduction initiatives spinoff and other costs	$(28)	$28	0.5%	$(52)	$52	1.1%
Excluding one-time charges	$2,604	$2,920	52.9%	$2,017	$2,686	57.1%

As a result of stronger than expected sales growth in the second quarter, the gross margin contribution of $2.920 billion exceeded our previous forecasts. The higher than expected sales growth was primarily driven by lower-margin Boehringer Ingelheim (BI) products, Mobic and Flomax.

While strong sales growth over 2004 had a positive effect on the overall level of gross margin contribution, these sales had a dilutive effect on the gross margin ratio compared to 2004. The strong performance of lower-margin Mobic, which increased more than 200 percent in the second quarter, as well as double-digit growth of Flomax, has contributed to the difficult ratio comparison. In addition, while foreign exchange had a positive impact on revenue growth, it resulted in a negative impact on the gross margin ratio in the quarter. As expected, lower sales of Synthroid also affected the ratio comparison to 2004.

Q6)                            What drove the increase in SG&A and R&D this quarter?

A6)                            The 10.3 percent increase in SG&A expense this quarter, excluding one-time charges (9.2 percent under GAAP), was at the high end of previous forecasts. This increase was driven by continued spending on new and ongoing promotional programs associated with many of Abbott’s major global brands, including the launch of Zemplar Capsules, and reflecting reinvestment of approximately half of the gain on the sale of the rapid diagnostics portfolio. (See Q&A Answer 9.)

R&D investment this quarter reflected a high-single-digit increase in Pharmaceutical Products Group R&D, partially offset by lower Medical Products Group R&D. Lower Medical Products Group R&D primarily reflected the timing of program spending; this spending is projected to accelerate in the second half of 2005. Abbott continues to expect full-year R&D investment for the company to increase in the high-single digits.

Q7)         How did the TAP joint venture perform during the quarter?

A7)                            Income from the TAP joint venture this quarter was $107 million, slightly ahead of our previous forecast. Sales this quarter were consistent with expectations. Abbott forecasts continued sequential growth in income from the TAP joint venture over the remaining two quarters of 2005, with the fourth quarter forecasted to nearly double from the fourth- quarter 2004 contribution of $68 million. Abbott’s forecast of income from the TAP joint venture of $425 million to $450 million for full-year 2005 remains unchanged.

Q8)                            What was the tax rate in the second quarter?

A8)                            The tax rate for Continuing Operations this quarter, excluding one-time charges, was 24.0 percent, in line with previous forecasts. One-time charges impacted the tax rate, as detailed below (dollars in millions):

	2Q05
	Pre-tax Income	Income Tax	Tax Rate
As reported	$1,146	$269	23.5%
One-time charges	$50	$12	24.0%
Tax adjustment for repatriation	—	$6	—
Excluding one-time charges	$1,196	$287	24.0%

As indicated in Q&A Answer 4, in the first quarter of 2005, Abbott recorded a $57 million one-time charge for tax expense related to the company’s decision to repatriate approximately $600 million of foreign earnings in connection with the American Jobs Creation Act. Since that time, the U.S. Treasury has issued a Notice that clarifies certain provisions of the American Jobs Creation Act. As a result, Abbott was required to reduce the original tax expense for these repatriated foreign earnings by $6 million this quarter.

Q9)                            What impacted “Non-Segment” sales in the quarter?

A9)                            Non-Segment sales includes the growth in the vascular, spinal and bulk pharmaceutical businesses, as well as the sale of the remaining portion of our rapid diagnostics test portfolio. The rapid diagnostics test portfolio, a non-strategic asset to Abbott, was sold in the quarter, resulting in an increase in Non-Segment sales of approximately $50 million and an after-tax gain of approximately $32 million. Approximately half of this $32 million gain was used to support additional investment in SG&A in specific growth areas of our business, including the launch of Zemplar Capsules. (See Q&A Answer 6.) The remaining half of this $32 million gain resulted in earnings-per-share performance at the high end of Abbott’s previously announced range of $0.56 to $0.58 for the second quarter, excluding one-time charges. As a reminder, sales of product rights for approved products are recognized as sales in accordance with our revenue recognition policy.

Q10)                     What is your guidance for earnings per share for the ful1 year and third quarter?

A10)                     Abbott’s earnings-per-share guidance for 2005 remains unchanged at $2.47 to $2.53, excluding one-time charges. For the first time, Abbott is announcing earnings-per-share guidance of $0.56 to $0.58 for the third-quarter 2005, excluding one-time charges and including forecasted double-digit increases in R&D and SG&A investment, as well as double-digit sales growth. Earnings per share in the fourth quarter of 2005 will be positively impacted by a favorable comparison to 2004 in the TAP joint venture income, which is forecasted to nearly double from the fourth quarter 2004 contribution of $68 million.

Abbott expects one-time charges of approximately $0.23 per share for the full-year 2005. These charges relate to the tax expense associated with Abbott’s decision in the first quarter to repatriate foreign earnings in connection with the American Jobs Creation Act of 2004, as well as actions related to the company’s cost reduction and gross margin improvement initiatives and the residual impact of previously announced 2004 acquisitions. In the first half of 2005, Abbott recorded $0.07 of these charges. Approximately $0.14 of the remaining charges are projected to occur in the third quarter and $0.02 are projected to occur in the fourth quarter. Including the one-time charges, projected earnings per share under U.S. Generally Accepted Accounting Principles (GAAP) would be $2.24 to $2.30 for the full-year 2005 and $0.42 to $0.44 for the third quarter. Guidance for 2005 does not include the effect of any potential future decision to repatriate additional foreign earnings under the American Jobs Creation Act of 2004.

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